EXHIBIT 99.1

PACCAR	PACCAR Inc
Press Release	Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009

	Contact:	Andy Wold
(425) 468-7676

FOR IMMEDIATE RELEASE

PACCAR Announces Strong Quarterly Financial Results
Company Celebrates Centennial in 2005

July 26, 2005, Bellevue, Washington – “PACCAR Inc reported outstanding revenues and net income for the second quarter and first half of 2005,” said Mark C. Pigott, chairman and chief executive officer.  “PACCAR has earned an excellent reputation during its first 100 years as one of the premier global companies by integrating leading-edge information technology throughout its business and delivering superior products and customer support to the growing capital goods and financial services markets.  The strong results reflect the innovation and dedication of PACCAR’s 21,500 employees worldwide.”

“PACCAR’s premium global brands – DAF, Kenworth and Peterbilt – combined with PACCAR Financial Services, PACCAR Parts and the Information Technology Division, contributed to PACCAR’s excellent financial returns.  PACCAR’s results for the first half of 2005 reflect increased market share in Europe, Mexico and Australia, positive market acceptance of new product introductions, rigorous cost control and PACCAR’s balanced global diversification,” added Pigott.

PACCAR earned $241.5 million ($1.39 per diluted share) for the second quarter 2005 compared to the $236.5 million ($1.34 per diluted share) earned in the second quarter last year.  Second quarter net sales and financial services revenues were a record $3.56 billion, 28 percent higher than the $2.79 billion reported for the comparable period in 2004.  The company’s second quarter 2005 results marked the 14th consecutive quarter in which the company has achieved higher net income versus the same period in the prior year.  Included in PACCAR’s second quarter and first-half net income is a one-time charge of $64 million ($.37 per diluted share) for income taxes associated with the repatriation of $1.5 billion of cash from its subsidiaries outside the United States.

Net sales and financial services revenues for the first six months of 2005 increased 30 percent to a record $6.88 billion compared to $5.29 billion last year.  For the first six months of 2005, PACCAR reported record net income of $515.5 million ($2.95 per diluted share), a 23 percent increase compared to $418.7 million ($2.37 per diluted share) in 2004.  For the first half of 2005, PACCAR’s annualized after-tax return on beginning equity was 29.1 percent.

As previously announced, a $1.5 billion cash repatriation from PACCAR’s foreign subsidiaries is being made under the American Jobs Creation Act of 2004.  “PACCAR has increased its capital investments in information technology, product research and design, manufacturing and logistics,” said Pigott.  “PACCAR has added 2,700 jobs in the United States since January 1, 2004.”

Share Repurchase Update

During the first six months of 2005, PACCAR invested $193.6 million to repurchase 2.83 million of its common shares under a five million share repurchase authorization from its Board of Directors.  “PACCAR’s repurchase of shares is a positive statement that its shares represent an outstanding long-term investment,” noted Mike Tembreull, vice chairman.

PACCAR has achieved an average annual earnings growth rate for the last ten years of over 16 percent compared to the S&P 500’s growth rate of 7 percent.  “PACCAR has reinforced its position as a leading technology growth company with an impressive record of 66 consecutive years of net income, extraordinary product quality leadership and innovative customer care initiatives,” added Tembreull.

Financial Highlights – Second Quarter

Highlights of PACCAR’s financial results during the second quarter of 2005 include:

•                                Record consolidated sales and revenues of $3.56 billion.

•                                Record pretax profit of $452.7 million.

•                                Net income of $241.5 after a one-time tax charge of $64 million for the repatriation of cash from foreign subsidiaries.

•                                SG&A expense ratio at a record low level of 3.1 percent of sales.

Financial Highlights – First Half

Financial highlights for the first six months of 2005 include:

•                                Record consolidated revenues of $6.88 billion.

•                                Record after-tax profit of $515.5 million.

•                                An industry-leading after-tax return on equity of 29.1 percent.

•                                Investment of $193.6 million for the repurchase of 2.83 million common shares.

•                                Capital expenditures of $114 million.

In its current edition, Industry Week (IW) magazine recognized PACCAR as one of the 50 Best manufacturers in the United States.  IW evaluated revenue growth, profit margin, return on assets and inventory turns, as well as other key financial ratios over the past three years, with emphasis on 2004 results.  ”PACCAR is honored to have Industry Week magazine recognize its outstanding financial and operating performance,” said Mark Pigott.  ”PACCAR rigorously benchmarks its results and operations against industry leaders such as Dell, Microsoft, Illinois Tool Works and Wells Fargo to maintain its world-class performance.”

Global Truck Market Update

“Industry truck sales in Europe above 15-tonnes could be slightly higher this year compared to sales during 2004,” said Mike Tembreull, vice chairman.  “DAF has become the commercial vehicle product quality and resale value leader in Europe and has increased its year-to-date market share to 13.9 percent – a full percentage point over its record level in 2004.  DAF’s long-term goal is to achieve over 20 percent market share, which is comparable to PACCAR’s Class 8 results in North America,” Tembreull noted.  To further improve its outstanding European distribution network, DAF Trucks recently began construction of a world-class, full-service dealership in Frankfurt, Germany.  Since 1996, DAF has more than doubled its market share in Germany, which is Europe’s largest truck market.

“Through June 2005, industry retail sales of Class 8 trucks in the U.S. and Canada exceeded 137,000 units, more than 33 percent higher than a year ago,” explained Tom Plimpton, president.  “Record freight tonnage, carriers achieving excellent profitability and normal equipment replacement cycles are driving industry sales.  Kenworth and Peterbilt trucks’ superior quality, reliability and resale value have contributed to the excellent operating performance of PACCAR’s customers,” added Plimpton.

During the second quarter, Kenworth and Peterbilt began offering their 2006 models featuring new luxury truck interiors including multiplexed electronic instrumentation.   Peterbilt Motors recently launched the fuel-efficient Model 386, which features a dramatically sloped hood, integrated headlamps and a detachable sleeper.

Financial Services Achieve Record Earnings – Surpass $7.5 Billion in Assets

PACCAR Financial Services has a portfolio of more than 133,000 trucks and trailers, with total assets of more than $7.5 billion.  Included in this segment is PACCAR Leasing, a major full-service truck leasing company in North America, with a fleet of over 20,500 vehicles.

Record quarterly pretax income of $49.9 million increased 21 percent from $41.3 million in the second quarter last year.  Second quarter revenues jumped 37 percent to $182.5 million compared to $133.4 million in the same quarter of 2004.  For the six-month period, revenues increased to $353.9 million from $260.4 million for the same period a year ago.  First-half pretax income was a record $97.2 million compared to $78.8 million in 2004.

“PACCAR Financial Services profitably supports the sale of PACCAR trucks throughout North America, Europe and Australia with a comprehensive portfolio of finance, lease and insurance products,” said Ken Gangl, senior vice president.  “Higher earning assets, improved finance margins and sophisticated credit analysis technology are contributing to record net income.”

“PACCAR Leasing continues to expand its business, as a record number of Kenworth and Peterbilt trucks are operating in the PacLease network in North America.  PACCAR Financial Europe (PFE) has expanded its presence in Portugal, Ireland, Sweden and Austria, bringing to 11 the number of countries in Western Europe served by PFE,” added Gangl.

PACCAR Winch, one of the largest winch manufacturers in the world, had higher sales and earnings compared to the second quarter and first half of last year.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates.  It also provides financial services and information technology and distributes truck parts related to its principal business.

PACCAR will hold a conference call with securities analysts to discuss second quarter earnings on July 26, 2005, at 8:30 a.m. Pacific time.  Interested parties may listen to the call by selecting “Live Webcast” at PACCAR’s homepage.  The Webcast will be available on a recorded basis through August 9, 2005.

PACCAR shares are traded on the Nasdaq Stock Market, symbol PCAR, and its homepage can be found at www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from those included in these statements due to a variety of factors.  More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

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PACCAR Inc

SUMMARY INCOME STATEMENTS

(in millions except per share amounts)

	Three Months Ended June 30		Six Months Ended June 30
	2005	2004	2005	2004

Truck and Other:
Net sales and revenues	$3,372.9	$2,653.4	$6,527.5	$5,027.7
Cost of sales and revenues	2,876.4	2,255.2	5,566.1	4,298.7
Selling, general and administrative	105.9	93.1	213.0	190.6
Interest and other, net	2.2	2.7	3.0	6.4
Truck and Other Income Before Income Taxes	388.4	302.4	745.4	532.0

Financial Services:
Revenues	182.5	133.4	353.9	260.4
Costs and Expenses	132.6	92.1	256.7	181.6
Financial Services Income Before Income Taxes	49.9	41.3	97.2	78.8
Investment Income	14.4	18.9	26.2	30.4
Total Income Before Income Taxes	452.7	362.6	868.8	641.2
Income Taxes (A)	211.2	126.1	353.3	222.5
Net Income	$241.5	$236.5	$515.5	$418.7

Net Income Per Share:
Basic	$1.40	$1.35	$2.97	$2.39
Diluted	$1.39	$1.34	$2.95	$2.37

Weighted Average Shares Outstanding:
Basic	173.0	174.8	173.5	175.2
Diluted	174.1	175.9	174.6	176.3
Dividends declared per share	$.21	$.20	$.41	$.35

(A)  Income taxes for the three and six months ended June 30, 2005 includes a $64.0 ($.37 per share) provision for repatriation of foreign earnings under the American Jobs Creation Act of 2004.

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions of dollars)

	June 30 2005	December 31 2004
ASSETS
Truck and Other:
Cash and marketable debt securities	$1,790.2	$2,184.1
Trade and other receivables, net	740.4	538.7
Inventories	525.1	495.6
Property, plant and equipment, net	1,036.5	1,037.8
Equipment on lease, taxes and other	1,025.2	991.7
Financial Services Assets	7,538.7	6,980.1
	$12,656.1	$12,228.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
Truck and Other:
Accounts payable, deferred revenues and other	$2,883.2	$2,693.5
Dividend payable		347.8
Term debt	27.4	36.2
Financial Services Liabilities	5,864.2	5,388.1
STOCKHOLDERS’ EQUITY	3,881.3	3,762.4
	$12,656.1	$12,228.0

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